EXHIBIT 99.1

LHC Group Signs Definitive Agreement with Idaho Home Health and Hospice

LAFAYETTE, La., May 24, 2010 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), a national provider of home health and hospice, announced today that it has signed a definitive agreement with Idaho Home Health and Hospice. Founded in 1977, Idaho Home Health and Hospice is a Joint Commission Accredited home health and hospice provider which currently serves 28 counties through 9 locations in the state of Idaho.

Over the past 33 years, Idaho Home Health and Hospice, under the leadership of founder Gary Thietten, R.N., B.S.N., has grown to become one of the most respected home health and hospice providers in the industry.  Mr. Thietten became a registered nurse after serving his country as an Army Medical Corpsman in Vietnam.  In 1977, while serving as the Director of Nursing of an Oregon Hospital, he returned to his hometown to help care for his 59 year old father who was dying of cancer.  One month after his father passed away, Mr. Thietten opened the first home health agency in Twin Falls.

Mr. Thietten is one of the most esteemed national leaders in the home care and hospice industries.  He has served four years on the National Association of Home Care & Hospice ("NAHC") Board representing proprietary home health agencies and is currently serving his second term on the NAHC Board as Treasurer.  Mr. Thietten has completed three terms as President of the Idaho Home Care Association and has also contributed to the Joint Commission's Home Care Advisory Council, reviewing and recommending home care standards for home health, hospice and durable medical equipment (DME).  Mr. Thietten is also the current editor of Caring Magazine.

When speaking of this new partnership, Keith G. Myers, Chief Executive Officer of LHC Group, said, "Idaho Home Health and Hospice is recognized as one of the most respected home health and hospice providers in the industry.  I am honored to welcome the entire Idaho Home Health and Hospice team to the LHC Group family, and I could not be more excited about this expansion of our footprint into our 19th state."

Mr. Myers further commented, "I also want to take this opportunity to acknowledge my good friend and colleague, Gary Thietten.  As evidenced by his many accomplishments, Gary has served as a leader in our industry throughout his entire career.  Over the past 33 years, he has been at the forefront in leading many of the industry's most important initiatives. It's always been a pleasure and privilege to work with Gary, and I look forward to having him join our team as Vice President for Business Development.  The addition of Gary to our growth team will be instrumental as we look to more aggressively expand our footprint throughout the United States by partnering with freestanding and hospital-based agencies that share our commitment to quality patient care and compliance.  Gary will also serve as a member of our Founders' Advisory Board and will continue his leadership role with NAHC and the many other industry groups that he has served throughout his career.  It is an honor and a privilege for me to extend a very special welcome from the LHC Group family to Gary and his wife, Jan."

Mr. Gary Thietten, Founder and Chief Executive Officer for Idaho Home Health and Hospice, said, "I realized several years ago that we would need to align ourselves with one of the consolidators in the industry, and I began looking for the right partner – one who shares my commitment to quality patient care and to the satisfaction of the dedicated employees and caregivers with whom I have been blessed to work for many years.  I have worked with Keith, Johnny Indest and many other members of the LHC Group team throughout my career, and without question, LHC Group was the only and best choice.  LHC Group and Idaho Home Health and Hospice share a common culture and vision for the future.  As Idaho Home Health and Hospice turns to the next chapter in its development, we have found a partner who will provide the tools and resources necessary for us to achieve our potential while maintaining our core principles.  I want to thank Keith and the entire LHC Group team for bringing us into the LHC Group family.  I am excited about my new role and look forward to helping expand LHC Group's footprint throughout the Northwest and the entire country."

About Idaho Home Health and Hospice

Idaho Home Health and Hospice, headquartered in Twin Falls, Idaho, was founded in 1977 and currently serves 28 counties in Idaho through 9 locations.  The service area has an estimated total population of 1.1 million, with almost 11% over the age of 65.  Idaho Home Health and Hospice had annual net revenue for 2009 of approximately $9.2 million. The transaction is not anticipated to add materially to LHC Group's earnings in 2010.

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is a national provider of home health and hospice services, providing quality, cost-effective healthcare to patients within the comfort and privacy of their home or place of residence.  LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  LHC Group, Inc.
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com